Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Current Report on Form 8-K/A of Business First Bancshares, Inc. of our report dated February 21, 2020, relating to our audit of the 2019 and 2018 consolidated financial statements of Pedestal Bancshares, Inc. and Subsidiaries appearing in Exhibit 99.2 to this Current Report on Form 8-K/A

We further consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-224692) and Form S-8 (File Nos. 333-225393 and 333-234256) of Business First Bancshares, Inc. of our report dated February 21, 2020, with respect to the consolidated financial statements as of December 31, 2019 and 2018 of Pedestal Bancshares, Inc. and Subsidiaries appearing in this Current Report on Form 8-K/A.

/s/ Kolder, Slaven & Company, LLC
Kolder, Slaven & Company, LLC

Lafayette, Louisiana

July 1, 2020